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EXHIBIT 99.3

Merger of
Business Bank of California, Business Bancorp, Inc. and
Union Bank of California, N.A.

To:
Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed to act as the Information Agent in connection with the proposed merger of Business Bancorp, Business Bank of California, and Union Bank of California, N.A., as described in the proxy statement/prospectus dated                        , 2003 enclosed herewith, pursuant to the Agreement and Plan of Merger and Reorganization relating to the merger dated September 25, 2003 (the "Merger Agreement"). Pursuant to the Merger Agreement, each share of Business Bancorp common stock will be converted into the right to receive a fraction of a share of UnionBanCal Corporation common stock (the "Stock Election") or cash (the "Cash Election"). A valid Stock Election or Cash Election is referred to generally as an "Election."

        Pursuant to the proration and allocation procedures described in the proxy statement/prospectus and set forth in the Merger Agreement, shareholders who made a Cash Election and shareholders who do not make either a Cash Election or Stock Election may be subject to a proration process in which a shareholder may receive for such shareholder's shares of Business Bancorp common stock an aggregate amount of cash consideration and stock consideration other than that which such shareholder has elected. All elections are subject to the allocation procedures set forth in Section 1.4 of the Merger Agreement. The allocation procedure is described in the proxy statement/prospectus under "The Merger Agreement—Conversion of Business Bancorp common stock."

        Record holders of Business Bancorp common stock are entitled to elect to receive cash consideration, stock consideration or a combination thereof in the merger by submitting the enclosed GREEN Letter of Transmittal/Election Form. Only record holders of Business Bancorp common stock can execute this GREEN Letter of Transmittal/Election Form, and thus make an election as described in the enclosed materials. Elections are subject to certain terms, conditions and limitations set forth in the Merger Agreement and described in the enclosed proxy statement/ prospectus and the instructions in the GREEN Letter of Transmittal/Election Form.

        For your information and for forwarding to your clients for whom you hold shares of Business Bancorp common stock registered in your name or in the name of your nominee, or who hold Business Bancorp common stock in their own names, we are enclosing the following documents:

          1.     GREEN Letter of Transmittal/Election Form pursuant to which a record holder may elect to receive cash consideration, stock consideration or a combination thereof in the merger;

          2.     YELLOW Instruction Form (along with a Substitute Form W-9) that may be sent to your clients for whose account you hold Business Bancorp common stock registered in your name or in the name of your nominees, with space provided for obtaining clients' instructions regarding how they wish for you to complete the GREEN Letter of Transmittal/Election Form on their behalf; and

          3.     A return envelope.

        In addition, we have enclosed the proxy statement/prospectus, as well as the proxy card relating to the special meeting of Business Bancorp shareholders being held to vote on the merger.

        The GREEN Letter of Transmittal/Election Form includes (1) a Guarantee of Delivery by holders of Business Bancorp common stock whose certificates are not immediately available or who cannot deliver their certificates and all other required documents to the Exchange Agent prior to the election deadline; and (2) a Substitute Form W-9.

        We urge you to contact your clients as soon as possible. The deadline by which the Exchange Agent must receive a GREEN Letter of Transmittal/Election Form is 5:00 p.m., Eastern Time, on January     , 2004; the last business day preceding the date of the Business Bancorp special shareholders' meeting that is being held to vote on adoption of the Merger Agreement. For an election to be validly made, Computershare Trust Company of New York, the exchange agent (the "Exchange Agent"), must receive a properly completed and executed GREEN Letter of Transmittal/Election Form by that time.

        Any shares of Business Bancorp common stock held by a holder who fails to make an election, and any shares of Business Bancorp common stock held by a holder who fails to submit a valid GREEN Letter of Transmittal/Election Form prior to the election deadline, will be treated as shares for which no election has been made. Shares for which no election has been made will receive merger consideration in accordance with the allocation provisions set forth in the Merger Agreement and described in the proxy statement/prospectus under "The Merger Agreement—Conversion of Business Bancorp common stock."

        None of the parties to the Merger Agreement or their respective boards of directors makes any recommendation as to whether holders of Business Bancorp common stock should elect to receive the cash consideration, the stock consideration or a combination thereof in exchange for their Business Bancorp common stock. Each shareholder must make his or her own decision with respect to that election.

        Record holders whose share certificates are not immediately available or who cannot deliver their certificates and all other required documents to the Exchange Agent prior to the election deadline may deliver the Business Bancorp common stock pursuant to the guarantee of delivery procedures described in Instruction 15 to the GREEN Letter of Transmittal/ Election Form.

        Neither Business Bancorp nor UnionBanCal Corporation will pay any fees or commissions to any broker, dealer or other person in connection with the delivery of share certificates to the Exchange Agent. However, Business Bancorp will reimburse you for reasonable customary expenses incurred in connection with the mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

        Requests for assistance with completing the GREEN Letter of Transmittal/ Election Form should be directed to the Exchange Agent at (800) 245-7630. Requests for additional copies of the proxy statement/prospectus, the GREEN Letter of Transmittal/Election Form or any of the other enclosed materials may be directed to us at (800) 322-2885 (banks and brokerage firms please call (212) 929-5500 (Call Collect)).

Very truly yours,
MacKenzie Partners, Inc.

Nothing contained herein, in the enclosed documents or in the documents referenced herein shall allow you or any other person to act as an agent of Business Bank of California, Business Bancorp, Union Bank of California, N.A., UnionBanCal Corporation, the Exchange Agent, the Information Agent or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of them in connection with the merger other than the documents enclosed and the statements contained in this document and the documents referenced herein.

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Merger of Business Bank of California, Business Bancorp, Inc. and Union Bank of California, N.A.